Exhibit 5.1

July 10, 2026

Universal Safety Products, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, MD 21117

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Universal Safety Products, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on July 10, 2026 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholder (the “Selling Stockholder”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 10,600,000 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the conversion of convertible promissory notes in the aggregate principal face amount of $10,600,000 (the “Convertible Notes”) held by the Selling Stockholder, issued pursuant to a Securities Purchase Agreement, dated June 12, 2026 (the “SPA”), between the Company and Selling Stockholder.

In connection with this opinion letter, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the SPA, (iv) the Convertible Notes (together with the SPA, the “Transaction Documents”), (v) the Articles of Incorporation of the Company, as amended to date, (vi) the Bylaws of the Company, as amended to date, and (vii) certain resolutions of the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i)               the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete; and

July 10, 2026

(ii)               that each Transaction Document has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of such Transaction Document to be performed by it, that the representations and warranties of each such party as set forth in such Transaction Document when made were, and on the date hereof are, true and complete, and that such Transaction Document constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with their respective terms and that the Company  received the requisite approval from the NYSE American to list the Conversion Shares.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Conversion Shares are duly and validly authorized by the Company and, when issued in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Maryland, and the federal laws of the United States of America, as in effect on the date hereof.

This letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP